2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Mark Tender (Media) – (914) 701-8192

Atlas Air Worldwide Holdings, Inc.
Third-Quarter Net Earnings Increase 181%

3Q09 Net Income Totals $14.7 Million, $0.70 per Share;
Pretax Income Rises to $21.7 Million

4Q09 Net Income Expected to Exceed $18 Million;
Consistent Earnings Expected for 2010

Well Positioned for Economic Recovery, Focused on Asset Utilization and
Continuous Improvement, Actively Managing Leverage

Purchase, N.Y., October 26, 2009 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo assets and outsourced aircraft operating services, today announced a 181% increase in net earnings for the third quarter of 2009 compared with the third quarter of 2008. The strong increase in earnings in the third quarter follows sharp year-over-year improvements in earnings reported for the first and second quarters of 2009.

For the three months ended September 30, 2009, AAWW reported net income of $14.7 million, or $0.70 per diluted share, on pretax earnings of $21.7 million and revenues of $255.5 million. Operating and financial results for the quarter compared with net income of $5.2 million, or $0.24 per share, on pretax earnings of $10.2 million and revenues of $460.7 million for the three months ended September 30, 2008.

For the nine months ended September 30, 2009, AAWW reported net income of $49.4 million, or $2.35 per diluted share, on pretax earnings of $78.0 million and revenues of $740.0 million. Results for the period contrasted with nine-month 2008 net income of $1.4 million, or $0.07 per diluted share, on pretax earnings of $6.7 million and revenues of $1,272.5 million.

“Net earnings in the third quarter were well over two and one-half times the amount that we reported in the third quarter of 2008, despite a still challenging though improving business environment and despite a smaller total fleet size than we had last year,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“Our strong third-quarter earnings, like our previous quarterly results this year and the results we expect to report for the fourth quarter, reflect our successful efforts to transform our business, our operating cost base and our fleet throughout 2008 and 2009. Demand in our AMC segment in the third quarter was consistent with the levels that we have seen in 2009, and we are encouraged by improving ACMI customer utilization and by strengthening charter yields.”

Third-quarter and year-to-date 2009 results reflect both the deconsolidation of Polar Air Cargo Worldwide, Inc. from AAWW for financial reporting purposes in October 2008 and the consolidation of Global Supply Systems Limited (GSS), a private company in which AAWW holds a 49% interest, in April 2009.

Revenues and pretax earnings for the first nine months of 2009 included a one-time benefit in the first quarter of a $10.0 million fee for the effective early termination of a contract. In addition, pretax earnings for the nine-month 2009 period included one-time gains in the first quarter of $2.7 million on the early extinguishment of debt purchased at a discount and $1.0 million on the sale of an aircraft and retired engines. Results for the first nine months of 2008 included a one-time, pretax gain of $2.7 million on the disposal of aircraft.

Mr. Flynn continued: “We have seen an ongoing improvement in both supply and demand in global airfreight since earlier this year. Older, less-efficient, wide-body freighter aircraft continue to be retired, and recent rate increases announced by major air cargo carriers are a tangible sign of improvement in the market. We expect to see improving trends continuing through the fourth quarter and expect our fourth-quarter net earnings to exceed $18 million on that basis.

“While we are encouraged by positive trends in airfreight and in the broader economy, significant uncertainty still exists regarding the pace of recovery heading into 2010. In our AMC segment, although our visibility is limited, we expect demand to remain consistent with current levels through 2010. Assuming a modest pace of recovery, we expect that 18 of our 747-400F aircraft will be operating in our ACMI segment by year-end 2010 compared with 17 currently. Based on these assumptions, we expect net earnings in 2010 will be consistent with current expected 2009 levels of earnings before one-time items and 2010 will continue to benefit from the commercial and operating transformations we have achieved. Should we see a more substantial economic recovery, the operating leverage in our model should stimulate additional bottom-line earnings growth for the Company.”

Mr. Flynn added: “Our focus over the last 12 months has been the successful execution of our business transformation, particularly our new express network ACMI service. Our focus going forward is growth.

“Our recent announcement that we expect to commence outsourced passenger aircraft operations in the first half of 2010 represents an expansion of our outsourced operating business model. This opportunity, as well as adjacent dry leasing opportunities in our Titan subsidiary, is expected to provide growth beginning in 2010 and beyond.

“We continue to focus on the introduction of our new Boeing 747-8 freighters into service in 2010. The 747-8F is expected to deliver market-leading performance in terms of payload, fuel efficiency, total cost per tonne mile and environmental compliance, and we are well positioned as the only outsource provider with this aircraft type on order. We are in continuing discussions with Boeing and have agreed on the rescheduling of three of our aircraft into 2012 and 2013. We continue to expect to realize meaningful earnings and cash flow benefits from our new aircraft going into 2011.”

Conference Call

Management will host a conference call to discuss AAWW’s third-quarter 2009 financial and operating results at 10:00 a.m. Eastern Time on Monday, October 26, 2009.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information,” click on “Presentations” and on the link to the third-quarter call).

For those unable to listen to the live call, a replay will be available on the above Web site following the call. A replay will also be available through November 2 by dialing (800) 406-7325 (U.S. Toll Free) or (303) 590-3030 (from outside the U.S.) and using Access Code 4175284#.

3Q09 Performance Factors Versus 3Q08

Revenues, operating expenses, and operating statistics in the third quarter of 2009 reflect the deconsolidation of Polar from AAWW, for financial reporting purposes, that occurred on October 27, 2008, concurrent with the commencement of a blocked-space agreement between Polar and DHL Express. Revenues, operating expenses, and operating statistics for the quarter also reflect the consolidation of GSS for financial reporting purposes on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting Polar and GSS have been included in ACMI operations since each of the respective dates, rather than in the previously reported Scheduled Service segment in the case of Polar and in Dry Leasing in the case of GSS.

Operating revenues totaled $255.5 million in the third quarter of 2009 compared with $460.7 million in the year-earlier period, with the decrease primarily due to the deconsolidation of Polar.

Total block hours decreased 8.5% (28,273 block hours versus 30,890) compared with the third quarter of 2008, while average operating aircraft declined 12.6% (27.8 compared with 31.8), reflecting the year-end 2008 downsizing of certain of the Company’s older-generation 747-200 freighter fleet. Average utilization of operating aircraft totaled approximately 11.0 hours per aircraft per day during the quarter compared with 10.6 in the third quarter of 2008.

In ACMI, revenues of $121.5 million increased $40.8 million, or 50.6%, on increases in both block-hour volumes (19,812 versus 13,374) and average ACMI revenue per block hour ($6,131 versus $6,032).

Higher ACMI block-hour volumes reflected the net addition of six 747-400 aircraft in ACMI during the quarter (six resulting from the commencement of express network ACMI service, three resulting from the consolidation of GSS, offset by three that were deployed in AMC and Commercial Charter on an interim basis). The increase was partially offset by ACMI customers that flew below minimum contractual block-hour levels during the period. Higher ACMI revenue per block hour primarily reflected the effects of customers flying below minimum levels in the quarter.

For the quarter, an average of 17.4 aircraft (17.3 Boeing 747-400s and 0.1 Boeing 747-200s) directly supported the Company’s ACMI operations, compared with an average of 13.4 aircraft (11.1 Boeing 747-400s and 2.3 Boeing 747-200s) in the third quarter of 2008.

AMC Charter revenues of $78.6 million decreased $40.9 million, or 34.2%, in the latest quarter due to a lower fuel component for the AMC mileage rate, partly offset by an increase in flying volumes. Block-hour rates decreased 43.1% ($15,651 versus $27,504), reflecting a reduction in the “pegged” fuel price paid by the U.S. military to $1.55 per gallon compared with an average pegged fuel price of $4.30 for the third quarter of 2008. Block-hour volumes increased 15.6% (5,023 block hours versus 4,345) compared with the same period last year.

In Commercial Charter, revenues of $52.3 million increased $24.5 million, or 88.4%, during the quarter. Revenues were driven by an increase in block-hour volumes (3,361 versus 1,218), partially offset by lower block-hour rates ($15,557 versus $22,781). Block-hour volumes primarily reflected new charter demand generated by the deployment of 747-400 aircraft in Commercial Charter, 747-400 charter service to and from South America, and an increase in charters from Asia to the U.S. as return legs of one-way AMC missions, partially offset by a reduction in 747-200 block hours following the downsizing of certain of the Company’s older-generation 747-200 fleet at the end of 2008. Block-hour rates reflected price decreases related to lower fuel costs and more aggressive charter-market pricing demands during the quarter.

Dry Leasing revenues of $0.3 million in the third quarter of 2009 were $10.5 million, or 96.9%, lower than in the third quarter of 2008, mainly due to a $10.8 million reduction related to the consolidation of GSS, partially offset by a $0.3 million increase from the dry leasing of engines in 2009. The Company had no aircraft on dry lease during the latest quarter compared with 3.0 747-400F aircraft in the prior-year period.

Other revenues totaled $2.8 million in the third quarter of 2009 compared with zero in the third quarter of 2008. Other revenues primarily related to management and administrative support services provided by the Company.

As a result of Polar’s deconsolidation from AAWW, there were no Scheduled Service segment revenues, operating statistics or traffic results for the third quarter of 2009.

Operating Expenses

Operating expenses in the third quarter of 2009 totaled $226.9 million, a reduction of $213.6 million, or 48.5%, compared with the same quarter in 2008, driven by the deconsolidation of Polar and consolidation of GSS, as well as Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $47.5 million decreased 78.7%, or $176.0 million, versus the third quarter of 2008, mainly reflecting the deconsolidation of Polar. Approximately $117.7 million of the decrease was due to a reduction in fuel gallons consumed and approximately $58.3 million related to a reduction in fuel prices.

Aggregate ground handling and landing fees totaled $15.4 million during the quarter, a decrease of $18.7 million, or 54.8%, compared with the same quarter in 2008, mainly due to the deconsolidation of Polar.

Maintenance expense of $37.5 million decreased $7.2 million, or 16.2%, during the quarter, primarily due to a $5.4 million reduction in heavy airframe check expense and an approximately $3.0 million decrease in line maintenance and other non-heavy maintenance expenses, partially offset by a $1.2 million increase related to engine overhauls. Included in these changes was a $5.3 million increase related to the consolidation of GSS. Lower line maintenance expense resulted from the reduction in block-hour volumes and from cost-savings initiatives, including the use of spare parts from retired 747-200 aircraft.

Heavy maintenance activity during the quarter included three C Checks and one D Check on 747-400 aircraft compared with four C Checks and two D Checks on 747-400 aircraft in the third quarter of 2008. There were no C or D Checks on 747-200 aircraft during the quarter versus two C Checks in the third quarter of 2008. In addition, there were seven engine overhauls during the period compared with 10 in the third quarter of 2008.

Travel expense of $6.0 million during the quarter declined $4.6 million, or 43.5%, due to Continuous Improvement achievements, an increase in customer reimbursements for travel costs, and the downsizing of the Company’s 747-200 fleet. Approximately $1.8 million of the decline was also due to the deconsolidation of Polar, partially offset by a $0.6 million increase related to the consolidation of GSS.

Labor expenses of $52.3 million decreased $2.4 million, or 4.4%, compared with the 2008 third quarter, primarily reflecting a $4.8 million reduction attributable to the deconsolidation of Polar and a $1.2 million reduction due to lower crew and ground-staff expenses. These were partly offset by a $3.6 million increase related to the consolidation of GSS.

Other operating expenses totaled $21.1 million during the quarter, a decrease of $2.9 million, or 12.0%, versus the third quarter of 2008, primarily due to a reduction in AMC commissions and cost-savings initiatives that included reductions in freight costs and in the use of outside contractors.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $7.6 million during the quarter, an increase of $0.5 million, or 7.5%, compared with the third quarter of 2008, reflecting a higher level of outstanding debt and lower effective yields on cash investments.

Income Taxes

Third-quarter results included an income tax expense of $7.6 million compared with an income tax expense of $4.9 million in the third quarter of 2008, which resulted in effective income tax rates of 35.1% versus 48.4%.

The effective income tax rates for the third quarters of 2009 and 2008 differed from the statutory rate primarily due to tax matters related to Titan in 2009 and Polar in 2008, as well as the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At September 30, 2009, AAWW’s cash, cash equivalents and short-term investments totaled $487.1 million, an increase of $76.5 million, or 18.6%, compared with $410.5 million at December 31, 2008.

Outstanding Debt

At September 30, 2009, AAWW’s balance sheet debt totaled $637.3 million, including the impact of $63.5 million of unamortized discount.

The face value of AAWW’s debt at September 30, 2009, totaled $700.8 million, compared with $740.1 million on December 31, 2008.

Non-GAAP Financial Measures

EBITDAR, as adjusted, totaled $75.7 million in the third quarter of 2009 compared with $69.1 million in the third quarter of 2008. For the first nine months of 2009, EBITDAR, as adjusted for gains on asset sales and the consolidation of GSS, totaled $234.6 million compared with $175.2 million in 2008.

EBITDA, as adjusted, totaled $37.7 million in the latest reporting period compared with $29.0 million in the third quarter of 2008. EBITDA, as adjusted for gains on asset sales and the consolidation of GSS, for the first nine months of 2009 was $121.4 million compared with $54.7 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt, consolidation of a subsidiary and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing Limited (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and outsourced aircraft operating services that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis – express network and scheduled air cargo service, military charters, commercial charters, and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission (SEC) on February 26, 2009, as amended or updated by subsequent reports filed with the SEC. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2009, 2010, or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2009	Sept. 30, 2008	Sept. 30, 2009	Sept. 30, 2008
Operating Revenues
ACMI	$121,473	$80,678	$358,943	$234,900
AMC Charter	78,613	119,507	237,224	325,247
Commercial Charter	52,286	27,747	112,901	80,611
Dry Leasing	335	10,800	12,146	36,878
Scheduled Service	—	221,926	—	594,823
Other	2,771	—	18,772	—

Total Operating Revenues	$255,478	$460,658	$739,986	$1,272,459

Operating Expenses
Salaries, wages and benefits	52,271	54,697	157,288	166,445
Aircraft fuel	47,486	223,436	128,922	574,958
Aircraft rent	38,058	40,175	113,152	120,502
Maintenance, materials and repairs	37,533	44,777	108,356	138,620
Depreciation and amortization	9,039	8,715	24,555	29,898
Landing fees and other rent	10,434	16,994	28,226	55,924
Travel	5,970	10,570	17,998	37,179
Ground handling and airport fees	4,941	17,049	10,710	54,671
Gain on disposal of aircraft	—	—	(957)	(2,726)
Other	21,118	24,000	53,898	69,466

Total Operating Expenses	226,850	440,413	642,148	1,244,937

Operating Income	28,628	20,245	97,838	27,522

Non-operating Expenses (Income)
Interest income	(346)	(2,752)	(1,816)	(11,228)
Interest expense	11,063	12,907	34,074	35,999
Capitalized interest	(3,069)	(3,039)	(9,189)	(7,088)
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	—	—	(113)	—
Other (income) expense, net	(699)	2,978	(380)	3,117

Total Non-Operating Expenses	6,949	10,094	19,863	20,800

Income before income taxes	21,679	10,151	77,975	6,722
Income tax expense	7,606	4,910	29,954	8,957

Net Income (Loss)	14,073	5,241	48,021	(2,235)
Less: Net loss attributable to non-controlling interests	(649)	—	(1,416)	(3,675)

Net Income Attributable to Parent	$14,722	$5,241	$49,437	$1,440

Income (loss) per share:
Basic	$0.70	$0.24	$2.37	$0.07

Diluted	$0.70	$0.24	$2.35	$0.07

Weighted average shares:
Basic	20,924	21,552	20,903	21,494

Diluted	21,131	21,662	21,026	21,581

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months	Nine Months Ended	Nine Months
	Sept. 30, 2009	Ended Sept. 30, 2008	Sept. 30, 2009	Ended Sept. 30, 2008
Income before income taxes	$21,679	$10,151	$77,975	$6,722
Gain on disposal of aircraft	—	—	(957)	(2,726)

Pretax income before gain on disposal of aircraft	21,679	10,151	77,018	3,996
Interest expense, net	7,648	7,116	23,069	17,683
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	—	—	(113)	—
Other non-operating (income) expenses	(699)	2,978	(380)	3,117

Operating income before non-operating items and gain on disposal of aircraft	28,628	20,245	96,881	24,796
Depreciation and amortization	9,039	8,715	24,555	29,898

EBITDA, as adjusted*	37,667	28,960	121,436	54,694
Aircraft rent	38,058	40,175	113,152	120,502

EBITDAR, as adjusted*	$75,725	$69,135	$234,588	$175,196

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gain on disposal of assets, gain on early retirement of debt, and gain on consolidation of subsidiary, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gain on disposal of assets, gain on early retirement of debt, and gain on consolidation of subsidiary, as applicable.

Atlas Air Worldwide Holdings, Inc.

Direct Contribution
(in thousands)
(Unaudited)

	For the	For the	For the	For the
	Three Months Ended	Three Months	Nine Months Ended	Nine Months
	Sept. 30, 2009	Ended Sept. 30, 2008	Sept. 30, 2009	Ended Sept. 30, 2008
Operating Revenues:
ACMI (1) (2)	$121,473	$96,548	$358,943	$266,704
AMC Charter	78,613	119,507	237,224	325,247
Commercial Charter	52,286	27,747	112,901	80,611
Dry Leasing (2)	335	10,800	12,146	36,878
Scheduled Service (1)	—	206,056	—	563,019
Other	2,771	—	18,772	—

Total Operating Revenues	$255,478	$460,658	$739,986	$1,272,459

Direct Contribution:
ACMI	22,710	20,098	69,413	44,328
AMC Charter	27,805	29,194	71,092	80,560
Commercial Charter	3,147	2,624	5,940	(2,015)
Dry Leasing	(1,046)	2,657	1,014	10,410
Scheduled Service	—	(13,544)	—	(46,129)

Total Direct Contribution for Reportable Segments	52,616	41,029	147,459	87,154
Add back (subtract):
Unallocated income and expenses	(30,937)	(30,878)	(73,267)	(83,158)
Gain on early extinguishment of debt	—	—	2,713	—
Gain on consolidation of subsidiary	—	—	113	—
Gain on sale of aircraft	—	—	957	2,726

Income (Loss) before Income Taxes	21,679	10,151	77,975	6,722

Add back (subtract):
Interest income	(346)	(2,752)	(1,816)	(11,228)
Interest expense	11,063	12,907	34,074	35,999
Capitalized interest	(3,069)	(3,039)	(9,189)	(7,088)
Gain on early extinguishment of debt	—	—	(2,713)	—
Gain on consolidation of subsidiary	—	—	(113)	—
Other, net	(699)	2,978	(380)	3,117

Operating Income	$28,628	$20,245	$97,838	$27,522

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Prior to October 27, 2008, AAWW also had a Scheduled Service segment. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

(1) Direct Contribution from Express Network ACMI flying is reflected as ACMI. Beginning March 30, 2008, Polar began Express Network ACMI flying with two aircraft. For segment reporting purposes, all revenue derived from ACMI and related services provided to Polar from Express Network ACMI operations ($15,870 in the third quarter of 2008; $31,804 for the first nine months of 2008) were reclassified from Scheduled Service to the ACMI segment. All costs associated with providing such services were also reclassified for purposes of calculating Direct Contribution. Subsequent to the deconsolidation of Polar on October 27, 2008, all Express Network ACMI revenue and related services have been reported as ACMI revenue.

(2) Beginning April 8, 2009, GSS results of operations are included in the ACMI segment and dry lease revenue from GSS was eliminated upon consolidation. Prior to April 8, revenue from dry leases to GSS was included in the Dry Leasing segment.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2009	2008	Change	2009	2008	Change
Fleet: (average during the period)
Operating aircraft count (1) 27.8		31.8	(12.6%)	27.8	30.8	(9.7%)
Block Hours
ACMI	19,812	13,374	48.1%	54,957	39,022	40.8%
AMC Charter	5,023	4,345	15.6%	14,501	14,167	2.4%
Commercial Charter 3,361		1,218	175.9%	7,848	4,207	86.5%
Scheduled Service —		11,786	(100.0%)	—	33,616	(100.0%)
All Other	77	167	(53.9%)	183	587	(68.8%)

Total Block Hours 28,273		30,890	(8.5%)	77,489	91,599	(15.4%)

Revenue Per Block Hour
ACMI	$6,131	$6,032	1.6%	$6,531	$6,020	8.5%
AMC Charter	$15,651	$27,504	(43.1%)	$16,359	$22,958	(28.7%)
Commercial Charter $15,557		$22,781	(31.7%)	$14,386	$19,161	(24.9%)
Fuel
AMC Charter:
Average fuel cost per gallon $1.55		$4.30	(64.0%)	$1.81	$3.21	(43.6%)
Fuel gallons consumed (000s) 15,520		14,250	8.9%	44,793	46,108	(2.9%)
Commercial Charter and Scheduled
Service:
Average fuel cost per gallon $2.05		$3.80	(46.0%)	$1.77	$3.63	(51.2%)
Fuel gallons consumed (000s) 11,406		42,649	(73.3%)	26,406	123,963	(78.7%)
	(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry Leased	0.0	4.0	(100.0%)	1.1	4.9	(77.6%)
Out of Service	3.2	0.0	NM	2.3	0.3	666.7%